Exhibit 99.1

General Moly Announces First Quarter 2011 Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--May 2, 2011--General Moly, Inc. (the "Company") (NYSE Amex and TSX: GMO) announced its unaudited financial results for the first quarter ended March 31, 2011. Net loss for the three months ended March 31, 2011 was approximately $4.2 million ($0.05 per share), compared to a loss of $2.8 million ($0.04 per share) for the year ago period.

Our cash balance at the end of the first quarter was approximately $64 million compared to approximately $54 million at the end of 2010. During the first quarter, cash use of approximately $9 million was the result of approximately $5 million in development, engineering, advance royalty and equipment deposit costs and approximately $4 million in General and Administrative costs offset by approximately $19 million in warrant exercise proceeds. During the remainder of 2011, spending levels will largely be tied to progress toward receipt of the Mt. Hope project's construction and operating permits.

Financial information is included at the end of this release.

FINANCING UPDATE

Future spending levels for the Mt. Hope project are connected to receipt of permits for the Mt. Hope project. When final permits are received, POS-Minerals Corporation (the 20% owner of the Mt. Hope project) is anticipated to fund its final $56 million initial contribution, plus 20% of all money the Company has spent on the Mt. Hope project at that point. The Company estimates this combined payment will be approximately $100 million. From that point forward, the project will be funded 80% by the Company and 20% by POS-Minerals Corporation.

Also, within two months after the Mt. Hope project’s permits are received, pursuant to the Securities Purchase Agreement between the Company and Hanlong (USA) Mining Investment, Inc. (“Hanlong”), Hanlong is obligated to procure a drawable loan from a Chinese bank of not less than $665 million. The Company is continuing work with a Chinese engineering firm to develop a Chinese language version of the Bankable Feasibility Study for the Chinese banks. This work is planned for completion during the second quarter of this year. When the bank loan is in place, the Company intends to close on Hanlong’s Tranche 2 equity sale for $40 million, bringing Hanlong’s share position in the Company to 25% on a fully-diluted basis. In total, these financing commitments are anticipated to fully fund the development of the Mt. Hope project.

PERMITTING UPDATE

The Bureau of Land Management (“BLM”) and its independent Environmental Impact Statement (“EIS”) contractor completed and circulated a second draft of the Mt. Hope project’s Preliminary Draft Environmental Impact Statement (“PDEIS”) on April 11, 2011. Comments from reviewing agencies are due to the BLM on May 6, 2011. Following receipt of submitted comments, the BLM and its independent contractor will evaluate and incorporate comments as necessary before moving forward with the production of the project’s Draft Environmental Impact Statement (“DEIS”) for publication. The DEIS is anticipated to be completed in the second quarter and published in the Federal Register in the second or third quarter. Following publication of the DEIS, full permits are anticipated within six to nine months.

WATER RIGHTS UPDATE

On April 22, 2011, the Nevada State Engineer issued a Notice of Hearing scheduling an additional day of hearing to be held on May 10, 2011. The additional day is a continuation of the Hearing held in December 2010 and is to receive and allow cross-examination related to information requested by the State Engineer. Based on the date of this hearing, the Company now anticipates a grant of applications on its water rights most likely in the third quarter of this year. The Company remains confident that the State Engineer will ultimately rule favorably on our applications and issue final water permits for the Mt. Hope project in sufficient time to maintain the Company’s current project development timeline. The Company continues to hold discussions with protestants to its water applications, including the County of Eureka, in an effort to find a solution to the protestants’ opposition of the Company’s water applications.

ENGINEERING AND EQUIPMENT PROCUREMENT UPDATE

The Company will restart engineering and procurement efforts following the publication of the DEIS. Although the Company has purchased and ordered most of the long-lead milling equipment, firm orders for much of the mobile mine fleet and other process equipment must still be placed.

MOLYBDENUM MARKET UPDATE

Over the first quarter of 2011, molybdenum prices traded slightly upward and finished the quarter at $17.20 per pound, compared to $16.40 per pound at the end of last year. Since the end of the first quarter, prices have continued their general upward trend and are currently trading near $17.40 per pound.

Higher prices continue to be driven by Chinese steel demand, as well as a more gradual return of western world growth, particularly relating to stainless steel. According to the International Molybdenum Association, China remained a net importer of molybdenum in 2010, although net imports of approximately 4 million pounds were down from 2009 levels indicating that high-cost domestic production within China that shuttered in 2008 and 2009 as a response to low prices has likely returned to production. Low levels of raw exports from China continue to force Korean and Japanese steel producers to source molybdenum from the West.

Additional information on the Company’s first quarter 2011 results will be available in General Moly’s 2011 Form 10-Q, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (Unaudited - In thousands except per share amounts)

	March 31, 2011 (Unaudited)	December 31, 2010
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$64,226	$53,571
Deposits, prepaid expenses and other current assets	86	148
Total Current Assets	64,312	53,719
Mining properties, land and water rights	135,354	133,093
Deposits on project property, plant and equipment	68,369	68,363
Restricted cash held for electricity transmission	12,005	12,005
Restricted cash held for reclamation bonds	1,133	1,133
Non-mining property and equipment, net	965	1,045
Debt issuance costs	1,318	887
Other assets	2,994	2,994
TOTAL ASSETS	$286,450	$273,239
LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY:
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,396	$4,138
Accrued advance royalties	8,950	9,500
Current portion of long term debt	10,405	194
Total Current Liabilities	20,751	13,832
Provision for post closure reclamation and remediation costs	559	571
Deferred gain	500	215
Accrued advance royalties	8,950	8,950
Accrued payments to Agricultural Sustainability Trust	4,000	4,000
Long term debt, net of current portion	280	10,481
Total Liabilities	35,040	38,049

COMMITMENTS AND CONTINGENCIES
CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST	98,753	98,753

EQUITY
Common stock, $0.001 par value; 200,000,000 shares authorized, 90,690,011 and 85,353,473 shares issued and outstanding, respectively	91	85
Additional paid-in capital	254,887	234,517
Accumulated deficit before exploration stage	(213)	(213)
Accumulated deficit during exploration and development stage	(102,108)	(97,952)
Total Equity	152,657	136,437
TOTAL LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY	$286,450	$273,239

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited - In thousands, except per share amounts)

	Three Months Ended		January 1, 2002 (Inception of Exploration Stage) to March 31, 2011
	March 31, 2011	March 31, 2010

REVENUES	$—	$—	$—
OPERATING EXPENSES:
Exploration and evaluation	169	127	38,302
Write downs of development and deposits	—	—	5,416
General and administrative expense	3,938	2,719	63,465
TOTAL OPERATING EXPENSES	4,107	2,846	107,183
LOSS FROM OPERATIONS	(4,107)	(2,846)	(107,183)
OTHER INCOME / (EXPENSE)
Interest and dividend income	11	1	4,052
Interest expense	(60)	—	(224)
TOTAL OTHER INCOME / (EXPENSE), NET	(49)	1	3,828
LOSS BEFORE INCOME TAXES	(4,156)	(2,845)	(103,355)
Income Taxes	—	—	—
CONSOLIDATED NET LOSS	$(4,156)	$(2,845)	$(103,355)
Less: Net loss attributable to contingently redeemable noncontrolling interest	—	—	1,247
NET LOSS ATTRIBUTABLE TO GENERAL MOLY, INC.	$(4,156)	$(2,845)	$(102,108)
Basic and diluted net loss attributable to General Moly per share of common stock	$(0.05)	$(0.04)
Weighted average number of shares outstanding – basic and diluted	90,372	72,546

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited - In thousands)

	Three Months Ended		January 1, 2002 (Inception of Exploration Stage) to March 31, 2011
	March 31, 2011	March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,156)	$(2,845)	$(103,355)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	91	89	1,323
Interest expense	60	—	224
Equity compensation for employees and directors	1,039	431	16,138
Decrease (increase) in deposits, prepaid expenses and other	62	(5)	6
(Decrease) increase in accounts payable and accrued liabilities	(3,292)	(1,191)	166
(Decrease) increase in post closure reclamation and remediation costs	(12)	(25)	350
Services and expenses paid with common stock	—	—	1,990
Repricing of warrants	—	—	965
Write downs of development and deposits	—	—	5,416
(Increase) in restricted cash held for electricity transmission	—	—	(12,005)
Net cash used by operating activities	(6,208)	(3,546)	(88,782)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase and development of mining properties, land and water rights	(2,272)	(2,772)	(110,979)
Deposits on property, plant and equipment	(6)	(17,788)	(68,090)
Proceeds from option to purchase agreement	285	100	500
Purchase of securities	—	—	(137)
Increase in restricted cash held for reclamation bonds	—	—	(642)
Payments for the purchase of equipment	—	—	(1,548)
Cash provided by sale of marketable securities	—	—	246
Net cash used by investing activities	(1,993)	(20,460)	(180,650)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock, net of issuance costs	19,337	56	227,644
Net (decrease) increase in leased assets	(50)	(47)	280
(Increase) in debt issuance costs	(431)	—	(1,318)
Proceeds from debt	—	—	10,000
Cash proceeds from POS-Minerals Corporation	—	—	100,000
Cash paid to POS-Minerals Corporation for purchase price adjustment	—	—	(2,994)
Net cash provided by financing activities	18,856	9	333,612
Net increase (decrease) in cash and cash equivalents	10,655	(23,997)	64,180
Cash and cash equivalents, beginning of period	53,571	48,614	46
Cash and cash equivalents, end of period	$64,226	$24,617	$64,226
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$(34)	$267	$6,166
Restricted cash held for reclamation bond acquired in an acquisition	—	—	491
Post closure reclamation and remediation costs and accounts payable assumed in an acquisition	—	—	263
Common stock and warrants issued for property and equipment	—	—	1,586
Accrued portion of deposits on property, plant and equipment	—	(5,411)	—
Accrued portion of advance royalties	—	—	17,900
Accrued portion of payments to the Agricultural Sustainability Trust	—	—	4,000

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly, Inc.
Investors:
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Media:
Zach Spencer, 775-748-6059
zspencer@generalmoly.com
info@generalmoly.com
http://www.generalmoly.com